Exhibit F-2(d)

              [Letterhead of Ryan, Russell, Ogden & Seltzer LLP]




                                 December_, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   GPU, Inc., et al.
                  Application on Form U-1
                  SEC File No. 70-7727
                  --------------------

Ladies and Gentlemen:

            We have examined Post-Effective Amendment No. 22, dated September 19, 2000, to the Application on Form U-1, dated December 13, 1989, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") and certain of its subsidiaries, including GPU International, Inc. ("GPUI"), with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-7727, as amended by Post-Effective Amendment No. 23 thereto, dated October 25, 2000, and as to be amended by Post-Effective Amendment No. 24 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and thus to be amended, is hereinafter referred to as the "Application.")

            The Application now contemplates, among other things, extending until June 30, 2004 the period during which GPU and GPUI may enter into guarantees ("Guarantees") to secure or support any of GPUI's and certain of its subsidiaries' agreements regarding preliminary project development in connection with their investment in certain exempt entities and to guarantee the securities or other obligations of, or assume the liabilities of, such exempt entities.

            We have examined copies, signed, certified or otherwise proven to our satisfaction of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.

            We have been counsel to GPU for many years. We are members of the Bar of the Commonwealth of Pennsylvania and do not purport to be expert in the laws of any other jurisdiction.

Securities and Exchange Commission
December 14, 2000
Page 2



            Based upon the foregoing, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that,

                  (a) all Pennsylvania laws applicable to the proposed transactions have been complied with (except that we express no view with respect to any state "blue sky" or securities laws that will have been complied with); and

                  (b) GPU is validly  organized  and duly  subsisting in
            the Commonwealth of Pennsylvania.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.


                                Very truly yours,




                                 RYAN, RUSSELL, OGDEN & SELTZER LLP